Exhibit 10.7

NEITHER THIS AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE (THIS “NOTE”) NOR THE UNDERLYING SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED OR THE SECURITIES LAWS OF ANY STATE AND NEITHER THIS NOTE NOR ANY SECURITIES ISSUED PURSUANT TO ITS CONVERSION MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.

THIS NOTE, THE OBLIGATIONS HEREUNDER AND ANY LIENS SECURING SUCH OBLIGATIONS ARE SUBJECT TO THE SUBORDINATION AGREEMENT (AS DEFINED BELOW).

THIS NOTE WILL BE CONSIDERED TO HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR PURPOSES OF SECTIONS 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. FOR INFORMATION REGARDING THE ISSUE PRICE, ISSUE DATE, AMOUNT OF OID PER US$1,000 OF PRINCIPAL AMOUNT AND YIELD TO MATURITY FOR PURPOSES OF THE OID RULES, PLEASE CONTACT THE TREASURER OF THE BORROWER AT 11011 VIA FRONTERA, SUITE A, SAN DIEGO, CA 92127.

AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE

US$3,509,536.50	March 5, 2018
New York, New York

FOR VALUE RECEIVED, the undersigned, TURTLE BEACH CORPORATION, a Nevada corporation (the “Company”), hereby promises, subject to the terms and conditions hereof including Section 5, to pay to the order of SG VTB HOLDINGS, LLC (together with any successors and/or assigns, the “Holder”), in lawful money of the United States of America and in immediately available funds, the US$3,509,536.50 (or such lesser or greater principal amount owed from time to time) (the “Principal Amount”) together with any accrued interest thereon that has not been capitalized, plus any Principal Increases (as defined below) together with any accrued interest thereon that has not been capitalized, on June 5, 2023 (the “Maturity Date”).

This Note amends and restates in its entirety that certain Subordinated Promissory Note dated November 15, 2015 (as the same has been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Original Note”), made by Company in favor of the Holder in the original principal amount of US$2,500,000 and for which, as of March 5, 2018 (the “Restatement Effective Date”), the principal amount (excluding any unpaid interest not yet accreted to principal or paid in cash) outstanding is US$3,509,536.50 immediately prior to being amended and restated hereby. The Company and the Holder acknowledge and agree that as of the Restatement Effective Date upon and after giving effect to the amendment and restatement of the Original Note hereby, a total of US$3,509,536.50 will be outstanding under this Note and, the Original Note shall be deemed to be replaced by this Note. Notwithstanding the foregoing, it is expressly agreed and understood that this Note does not extinguish the outstanding indebtedness evidenced by the Original Note and is not intended to be a substitution or novation of the original indebtedness, which shall continue in full force and effect except as specifically amended and restated hereby.

1. Interest. Interest shall accrue on the Principal Amount and on any Principal Increases at a rate per annum equal to Applicable Rate (as defined below) from the date hereof until the repayment in full of the Principal Amount plus any Principal Increases together with any accrued interest thereon that has not been capitalized. “Applicable Rate” means (i) LIBOR plus 9.1% per annum, from and including the Restatement Effective Date until the six (6) month anniversary thereof and (ii) 15% per annum, at all other times; it being understood that the Applicable Rate shall be LIBOR plus 9.1% per annum at all times if the Company repays at least US$2,500,000.00 of the Principal Amount before the six (6) month anniversary of the Restatement effective date; it being further understood that upon the occurrence and during the continuance of an Event of Default or an event of default under any Senior Credit Document, the then Applicable Rate shall automatically increase by 2.0% per annum. Interest on this Note shall be calculated based on a 365-day year and shall be paid quarterly by increasing the principal amount of this Note (any such increase, a “Principal Increase”) by an amount equal to the interest accrued on the Principal Amount (as increased by the Principal Increases) during such quarter.

2. Payments. The principal of this Note, together with accrued but unpaid interest thereon, shall be immediately due and payable and shall be repaid in full upon the earliest occurrence of the Maturity Date or a Change of Control, in each case subject to Section 5 and unless the holders of a majority of the aggregate outstanding principal amount of the Note (“Majority in Interest”) shall otherwise agree in writing. For this purpose, a “Change of Control” has the meaning set forth in the Credit Agreement referenced in Section 5(a)(i) hereof. Notwithstanding anything herein to the contrary, commencing with the first accrual period (as defined in Code Section 1272(a)(5)) following the fifth anniversary of the “issue date” of the Note (as defined in Treasury Regulations Section 1.1273-2(a)(2)), and continuing with each accrual period thereafter, the Company shall pay in respect of the Note, on or before the end of such accrual period, an amount in cash equal to the AHYDO Catch-Up Payment.

3. Prepayment. Subject to Section 5 hereof, this Note may be prepaid at any time in whole or in part without premium or penalty.

4. Method of Payment. All payments hereunder shall be made for the account of the Holder at its office located at c/o Stripes Group, 402 West 13th Street, New York, NY 10014 or to such other address as the Holder may designate in writing to the Company.

5. Subordination.

(a) Certain Defined Terms. The following terms shall have the following meanings:

(i) “AHYDO Catch-Up Payment” shall mean the minimum payment on the Note sufficient to ensure that as of the close of an applicable accrual period, the aggregate amount which would be includible in gross income with respect to such Note before the close of such accrual period (as described in Section 163(i)(2)(A) of the Code) does not exceed the sum (described in Section 163(i)(2)(B) of the Code) of (i) the aggregate amount of interest to be paid on such Note (including for this purpose any AHYDO Catch-Up Payments) before the close of such accrual period plus (ii) the product of the issue price of such Note as defined in Section 1273(b) of the Code and its yield to maturity (within the meaning of Section 163(i)(2)(B) of the

Code), with the result that such Note is not treated as having “significant original issue discount” within the meaning of Section 163(i)(1)(C) of the Code; provided, however, for avoidance of doubt, that if the yield to maturity of such Note is less than the amount described in Section 163(i)(1)(B) of the Code, the AHYDO Catch-Up Payment shall be zero for each accrual period with respect to such Note. This definition shall be interpreted consistently with the intent that the Note shall not be an “applicable high yield discount obligation” (an “AHYDO”) within the meaning of Section 163(i)(1) of the Code.

(ii) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(iii) “Credit Agreement” shall mean the Amended and Restated Loan, Guaranty and Security Agreement, dated as of March 5, 2018, by and among the Company, Voyetra Turtle Beach, Inc., a Delaware corporation, Turtle Beach Europe Limited, a company limited by shares and incorporated in England and Wales with company number 03819186, VTB Holdings, Inc., a Delaware corporation, the financial institutions party thereto from time to time as lenders (the “Senior Lenders”), Bank of America, N.A., a national banking association, as agent, collateral agent and security trustee for the Senior Lenders (the “Agent”), and Bank of America, N.A. as sole lead arranger and sole book runner, as the same has been and may be amended, restated, amended and restated, supplemented, refinanced, renewed, replaced or otherwise modified from time to time.

(iv) “Credit Agreement Debt” shall mean all Obligations under, and as defined in, the Credit Agreement

(v) “Crystal Term Loan” shall mean the Amended and Restated Term Loan, Guaranty and Security Agreement, dated as of March 5, 2018, by and among the Company, Turtle Beach Europe Limited, a company limited by shares and incorporated in England and Wales with company number 03819186, VTB Holdings, Inc., a Delaware corporation, Voyetra Turtle Beach, Inc., a Delaware corporation, the financial institutions party thereto from time to time as lenders (the “Term Lenders”), Crystal Financial LLC, as agent, collateral agent and security trustee for the Lenders (the “Term Agent”) and sole lead arranger and sole bookrunner and the other parties thereto, as the same has been and may be amended, restated, amended and restated, supplemented, refinanced, renewed, replaced or otherwise modified from time to time.

(vi) “BOA Credit Documents” shall mean the Loan Documents, as defined in the Credit Agreement, in each case, as the same have been and may amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

(vii) “Crystal Credit Documents” shall mean the Loan Documents, as defined in the Crystal Term Loan, in each case, as the same have been and may amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

(viii) “Senior Credit Documents” shall mean, collectively, the BOA Credit Documents and the Crystal Credit Documents, in each case, as the same have been and may amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

(ix) “LIBOR” shall mean the London Interbank Offered Rate administered by ICE Benchmark Administration Limited (or any other person which takes of the administration of that rate) for US Dollars. For all purposes under this Note LIBOR shall be determined on the date of the Funding and thereafter as of each date the interest has been capitalized (each such date, a “Determination Date”) by reference to:

(i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1 percent) appearing on relevant Bloomberg LIBOR Page or, as applicable, any successor page as the London Interbank Offered Rate for deposits in US Dollars at 11:00 AM (London time) two London business days before such Determination Date for the period of 3 months commencing on such Determination Date and ending on a date three months after such Determination Date;

(ii) in the event of the unavailability of the applicable Bloomberg Page, by the rate per annum (rounded upwards, if necessary to the nearest 1/100 of 1 percent) appearing on the Reuters LIBOR page as the London Interbank Offered Rate for deposits of US Dollars at approximately 11:00 AM (London time) two London business days before such Determination Date for the period commencing on such Determination Date and ending on a date three months after such Determination Date; or

(iii) in the event of the unavailability of both the applicable Bloomberg Page and the Reuters Page, three month “ICE LIBOR Interbank Fixing Rate” (or its successor) US Dollars as published in the World Interest Rates section of the Financial Times newspaper two London business days before such Determination Date.

If LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Note.

(x) “Senior Debt” shall mean the Credit Agreement Debt and all Obligations under, and as defined in, the Crystal Term Loan.

(b) Subordination Agreement. The Company and Holder agree that this Note is subordinated to the Senior Debt, pursuant to the terms described in that certain Subordination Agreement, dated November 15, 2016, as amended, restated, amended and restated, or supplemented or otherwise modified from time to time, by and among the Company, Turtle Beach Europe Limited, a company limited by shares and incorporated in England and Wales with company number 03819186, VTB Holdings, Inc., a Delaware corporation, Voyetra Turtle Beach, Inc., a Delaware corporation, the Holder, the Agent and the Term Agent (the “Subordination Agreement”).

6. Events of Default.

(a) An “Event of Default” occurs if:

(i) the Company defaults in the payment of the principal of, or interest on, this Note when the same becomes due and payable at maturity, upon acceleration, or otherwise; or

(ii) the Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against the Company such proceeding shall not be stayed or dismissed within sixty (60) days from the date of institution thereof.

(b) Acceleration. Subject to the provisions of Section 5, if an Event of Default (other than an Event of Default specified in clause (a)(ii) of Section 6) occurs and is continuing, the holders of at least a Majority in Interest, by written notice to the Company and the holders of Senior Debt (as provided in Section 11) (an “Acceleration Notice”), may declare the unpaid principal of and accrued interest on all of the Notes to be immediately due and payable. Upon such declaration, if there is at such time any Senior Debt outstanding, the principal of and interest on the Notes shall be due and payable upon the first to occur of an acceleration under the applicable Senior Debt instrument or one hundred eighty (180) days after receipt by the Agent and Term Agent of such Acceleration Notice given hereunder. If an Event of Default specified in clause (a)(ii) of Section 6 occurs, all principal of and interest on all of the Notes outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder. The holders of at least a Majority in Interest, by written notice to the Company, may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of principal of or interest on the Notes which has become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Any amounts received by the Holder in connection with any action taken pursuant to this Section 6(b) shall be subject to the provisions of Section 5.

(c) [Reserved].

(d) Majority in Interest. The holders of a Majority in Interest may direct the time, method and place of conducting any proceeding for any remedy available to the holders of the Notes or exercising any trust or power conferred on them. The Holder of this Note may not pursue a remedy with respect to this Note unless the holders of at least a Majority in Interest consent to the pursuit of the remedy. A holder may not use the provision hereof to prejudice the rights of another holder or to obtain a preference or priority over another holder.

(e) Remedies Cumulative. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.

7. Amendment and Waiver.

(a) Consent Required. Subject to the Subordination Agreement, any term, covenant, agreement or condition of the Notes may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least a Majority in Interest.

(b) Effect of Amendment or Waiver. Any amendment or waiver shall be binding upon the Holder, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

8. Replacement Notes. If a mutilated Note is surrendered to the Company or if the Holder presents evidence to the reasonable satisfaction of the Company that this Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement note of like tenor if the requirements of the Company for such transactions are met. An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer. The Company may charge for its out-of-pocket expenses incurred in replacing this Note.

9. No Recourse Against Others. No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect or by reason of, such obligations or their creation. The Holder by accepting this Note waives and releases all such liability. This waiver and release are part of the consideration for the issue of this Note.

10. Notices. All notices provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, fax or reputable courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to the Company, to:

Turtle Beach Corporation

11011 Via Frontera, Suite A

San Diego, CA 92127

Attention: John Hanson

with a copy (which shall not constitute notice) to:

Dechert LLP

1900 K Street, NW

Washington, D.C. 20006

Attention: Tony Chan

Fax: (202) 261-3117

If to the Holder, to the Holder’s address as reflected in the books of the Company.

If to the Agent:

Bank of America, N.A.

333 South Hope Street, 13th Floor

Los Angeles, California 90071

Attention: Matthew R. Van Steenhuyse

If to the Term Agent:

Crystal Financial LLC

Two International Place, 17th Floor

Boston, Massachusetts 02110

Attention: Mirko Andric

All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; four business days after being deposited in the mail, postage prepaid, if mailed; and on the next business day, if timely delivered to a reputable courier guaranteeing overnight delivery.

11. Successors, etc. This Note shall be binding upon and shall inure to the benefit of the Holder and the Company and their respective successors and permitted assigns.

12. Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY CERTIFIES THAT NEITHER THE OTHER PARTY NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH OF THE PARTIES ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS NOTE.

13. Costs of Enforcement. The Company is obligated to pay the costs of enforcement of this Note (including without limitation the reasonable fees and expenses of counsel) incurred by or on behalf of the holder of this Note.

14. Waiver of Notice, etc. The Company hereby waives presentment, notice of dishonor or acceleration, protest and notice of protest, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

15. Headings. The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof.

16. Governing Law. This Note shall be deemed a contract under, and shall be governed by and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, and the Holder has caused this Note to be duly acknowledged, as of the date set forth below.

TURTLE BEACH CORPORATION

By:	/s/ John T. Hanson
Name: John T. Hanson
Title: Chief Financial Officer

ACKNOWLEDGED BY THE HOLDER

THIS          DAY OF                      2016:

SG VTB HOLDINGS, LLC

By:	/s/ Kenneth A. Fox
Name: Kenneth A. Fox
Title: Managing Member